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                                                                    EXHIBIT 10.1

METLIFE, INC.                                               (METLIFE, INC. LOGO)
-----------------------------

Board of Directors

December 13, 2005

ON MOTION, it was RESOLVED:

(1) That the measures to be used to determine performance results for establishing the total pool to be available for payment of awards under the MetLife Annual Variable Incentive Plan ("AVIP") for 2006 are approved substantially in form described in the memorandum attached as Appendix A to these resolutions;

(2) That the Chief Executive Officer of the Company ("CEO") and Chief Operating Officer of the Company ("COO") shall each be eligible for an AVIP award for 2006 equal to one percent (1%) of the Company's net income excluding after-tax net investment gains and losses, excluding settlement payments on derivative instruments not qualifying for hedge accounting treatment, the cumulative effect of a change in accounting, and preferred stock dividends, determined according to generally accepted accounting principles ("Net Operating Income"), subject to the maximum award limit under AVIP; provided, however, that the Compensation Committee (the "Committee") shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO and COO, respectively, under the formula applicable to other employees under AVIP;

(3) That each of the Company's Officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, other than the CEO and COO ("Section 16 Officers"), shall be eligible for an AVIP award for 2006 equal to one-half of one percent (0.5%) of Net Operating Income, subject to the maximum award limit under AVIP; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to each of the Section 16 Officers under the formula applicable to other employees under AVIP;

(4) That if the Company's Net Operating Income is zero, neither the CEO nor the COO nor any of the Section 16 Officers shall be eligible for any AVIP for 2006; and

(5) That the Officers of the Company be and hereby are authorized in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared,
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      executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and
      (c) engage such persons, in each case as such Officer shall in that Officer's judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.